Spark Energy, Inc. Reports Full Year and Fourth Quarter 2015 Financial Results, Provides 2016 Update
HOUSTON, March 23, 2016 (GLOBE NEWSWIRE) -- Spark Energy, Inc. (NASDAQ:SPKE), a Delaware corporation ("Spark"), today reported financial results for the year ended December 31, 2015.
For 2015, Adjusted EBITDA was $36.9 million and Retail Gross Margin was $113.6 million on revenue of $358.2 million, compared to Adjusted EBITDA of $11.3 million and Retail Gross Margin of $76.9 million for 2014. Spark invested $19.9 million in organic customer acquisition costs in 2015 compared to $26.2 million in 2014.
For the fourth quarter of 2015, Adjusted EBITDA was $16.3 million and Retail Gross Margin was $34.4 million on revenue of $94.8 million, compared to Adjusted EBITDA of $5.0 million and Retail Gross Margin of $26.8 million for the fourth quarter of 2014.
“We are very pleased with our 2015 results,” said Nathan Kroeker, Spark Energy, Inc.’s President and Chief Executive Officer. “With continued enhanced margins in our retail electricity and retail natural gas segments, along with three transactions during the year, we delivered $36.9 million in Adjusted EBITDA in 2015, along with $113.6 million of Retail Gross Margin. In terms of customer count, we were able to grow by 9%, and on an RCE basis, we grew by 27%. As we move through the first quarter of 2016, we continue to see strong results.”

2015 Highlights

•	$36.9 million in Adjusted EBITDA and $113.6 million in Retail Gross Margin

•	Invested $19.9 million in organic customer acquisitions

•	Closed CenStar Energy and Oasis Energy transactions

•	Completed book purchase of approximately 26,000 Entrust Energy customers

•	Consistently strong unit margins across both retail natural gas and electricity segments

•	Increased customer count from 318,000 to 347,000

•	Increased RCE count from 326,000 to 415,000

•	Amended and restated existing senior credit facility

•	Paid annual dividend of $1.45 per share of Class A common stock

Summary Full Year 2015 Financial Results
For the year ended December 31, 2015, Spark reported Adjusted EBITDA of $36.9 million on $358.2 million of revenue compared to Adjusted EBITDA of $11.3 million for the year ended December 31, 2014. This increase of $25.6 million is primarily attributable to increased Retail Gross Margin and decreased customer acquisition spending, partially offset by increased general and administrative expenses.
For the year ended December 31, 2015, Spark reported Retail Gross Margin of $113.6 million compared to Retail Gross Margin of $76.9 million for the year ended December 31, 2014. This increase of $36.7 million is primarily attributable to increased unit margins in both our retail electricity and retail natural gas segments, which were positively impacted by expanded spot margins from the overall lower commodity price environment, and increased volume in our retail electricity segment, which was primarily driven by our CenStar and Oasis acquisitions.
Net income for the year ended December 31, 2015 was $26.0 million, or $1.06 of diluted earnings per share of Class A common stock (“EPS”). An unrealized gain on the hedge portfolio valuation of our future supply positions positively impacted net income by $1.0 million and EPS by $0.07. Net income and EPS for the year ended December 31, 2014 were $(4.3) million and $(0.02), respectively.

Summary Fourth Quarter 2015 Financial Results
For the quarter ended December 31, 2015, Spark reported Adjusted EBITDA of $16.3 million on $94.8 million of revenue compared to Adjusted EBITDA of $5.0 million for the quarter ended December 31, 2014. This increase of $11.3 million is primarily attributable to increased Retail Gross Margin in our electricity segment, decreased customer acquisition costs, and earnings from our CenStar Energy and Oasis Energy acquisitions, partially offset by increased general and administrative expenses.
For the quarter ended December 31, 2015, Spark reported Retail Gross Margin of $34.4 million compared to Retail Gross Margin of $26.8 million for the quarter ended December 31, 2014.

This increase of $7.6 million is primarily attributable to expanded retail electricity and retail natural gas unit margins and increased retail electricity volumes. Favorable supply costs across several of our markets were a key driver of these elevated unit margins in the fourth quarter.
Net income and EPS for the quarter ended December 31, 2015 were $3.1 million and $(0.01), respectively. An unrealized loss on the hedge portfolio valuation of our future supply positions negatively impacted net income by $(3.6) million and EPS by $(0.09). Net income and EPS for the quarter ended December 31, 2014 were $(11.4) million and $(0.37), respectively.

M&A Update
We successfully acquired and integrated two stock purchases in 2015, as well as a book of customers, and we continue to evaluate additional M&A opportunities. In 2015, our founder implemented a “drop-down strategy” pursuant to which our affiliate would acquire retail energy providers which could potentially be offered to us. This drop-down strategy affords the Company access to opportunities that might not otherwise be available to us due to our size and availability of capital. As a part of this strategy, we acquired Oasis Energy from an affiliate in the third quarter. Both the Oasis and CenStar acquisitions have exceeded our expectations in terms of customer growth and profitability.

2016 Financial Guidance
Financial guidance is reaffirmed for 2016, consisting of Adjusted EBITDA in the range of $44 million to $48 million, based upon projected customer acquisition costs of $13 million to $17 million. Our 2016 financial guidance does not include the benefit of any potential M&A transactions in 2016 and assumes that any potential effect from the recent New York Public Service Commission order will not significantly affect our 2016 earnings guidance (see below).

Recent New York State Public Service Commission Order
On February 23, 2016, the New York Public Service Commission (NYPSC) issued an order enacting new restrictions on retail energy providers (REPs) operating in New York.  A temporary restraining order to block implementation of the NYPSC’s order has been granted until April 14, 2016. Although the Company believes that the NYPSC and the REPs will reach a mutually beneficial resolution, it is difficult to predict the outcome at this time. As of December 31, 2015, customers potentially affected by the New York order represented approximately 10% of the Company’s RCEs.

Liquidity and Capital Resources

(in thousands)	December 31, 2015
Cash and cash equivalents	$4,474
Senior Credit Facility Working Capital Line Availability (1)	15,950
Senior Credit Facility Acquisition Line Availability (2)	5,102
Total Liquidity	$25,526
(1) Subject to Senior Credit Facility borrowing base restrictions.
(2) Subject to Senior Credit Facility covenant restrictions.

Conference Call and Webcast
Spark will host a conference call to discuss full year 2015 results on Thursday, March 24, 2016 at 10:00 AM Central Time (11:00 AM Eastern).
A live webcast of the conference call can be accessed from the Events & Presentations page of the Spark Energy Investor Relations website at http://ir.sparkenergy.com/events.cfm. An archived replay of the webcast will be available for twelve months following the live presentation.

About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 66 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Cautionary Note Regarding Forward-Looking Statements
This earnings release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “projects,” or other similar words. All statements, other than statements of historical fact included in this release, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this release and may include statements about business strategy and prospects for growth, customer acquisition costs, ability to pay cash dividends, cash flow generation and liquidity, availability of terms of capital, competition and government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
The forward-looking statements in this report are subject to risks and uncertainties. Important factors which could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•	changes in commodity prices,

•	extreme and unpredictable weather conditions,

•	the sufficiency of risk management and hedging policies,

•	customer concentration,

•
federal, state and local regulation, including the industry's ability to prevail on its challenge to the New York Public Service Commission's order enacting new regulations that sought to impose significant new restrictions on retail energy providers operating in New York,

•	key license retention,

•	increased regulatory scrutiny and compliance costs,

•	our ability to borrow funds and access credit markets,

•	restrictions in our debt agreements and collateral requirements,

•	credit risk with respect to suppliers and customers,

•	level of indebtedness,

•	changes in costs to acquire customers,

•	actual customer attrition rates,

•	actual bad debt expense in non-POR markets,

•	accuracy of internal billing systems,

•	ability to successfully navigate entry into new markets,

•	whether our majority shareholder or its affiliates offers us acquisition opportunities on terms that are commercially acceptable to us,

•	competition, and

•
other factors discussed in “Risk Factors” in our Form 10-K for the year ended December 31, 2014, our Form 10-Q for the quarter ended September 30, 2015 and in our other public filings and press releases.

You should review the risk factors and other factors disclosed throughout our Report on Form 10-K for the year ended December 31, 2014 and the Form 10-Q for the quarter ended September 30, 2015, both of which are filed with the Securities and Exchange Commission, which could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SPARK ENERGY, INC.
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2015 AND DECEMBER 31, 2014
 (in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$4,474	$4,359
Restricted cash	-	707
Accounts receivable, net of allowance for doubtful accounts of $1.9 million and $8.0 million as of December 31, 2015 and 2014, respectively	59,936	63,797
Accounts receivable—affiliates	1,840	1,231
Inventory	3,665	8,032
Fair value of derivative assets	605	216
Customer acquisition costs, net	13,389	12,369
Customer relationships, net	6,627	486
Prepaid assets (1)	700	1,236
Deposits	7,421	10,569
Other current assets	4,023	2,987
Total current assets	102,680	105,989
Property and equipment, net	4,476	4,221
Customer acquisition costs, net	3,808	2,976
Customer relationships, net	6,802	1,015
Deferred tax assets	23,380	24,047
Goodwill	18,379	-
Other assets	2,709	149
Total Assets	$162,234	$138,397
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$29,732	$38,210
Accounts payable—affiliates	1,962	1,017
Accrued liabilities	12,245	7,195
Fair value of derivative liabilities	10,620	11,526
Current portion of Senior Credit Facility	27,806	33,000
Current deferred tax liability	853	-
Other current liabilities	1,823	1,868
Total current liabilities	85,041	92,816

Long-term liabilities:
Fair value of derivative liabilities	618	478
Payable pursuant to tax receivable agreement—affiliates	20,713	20,767
Long-term portion of Senior Credit Facility	14,592	-
Convertible subordinated notes to affiliates	6,339	-
Other long-term liabilities	1,612	219
Total liabilities	128,915	114,280
Stockholders' equity:
Common Stock:
Class A common stock, par value $0.01 per share, 120,000,000 shares authorized, 3,118,623 issued and outstanding at December 31, 2015 and 3,000,000 issued and outstanding at December 31, 2014	31	30
Class B common stock, par value $0.01 per share, 60,000,000 shares authorized, 10,750,000 issued and outstanding at December 31, 2015 and 2014	108	108
Preferred Stock:
Preferred stock, par value $0.01 per share, 20,000,000 shares authorized, zero issued and outstanding at December 31, 2015 and 2014	-	-
Additional paid-in capital	12,565	9,296
Retained deficit	(1,366)	(775)
Total stockholders' equity	11,338	8,659
Non-controlling interest in Spark HoldCo, LLC	21,981	15,458
Total equity	33,319	24,117
Total Liabilities and Stockholders' Equity	$162,234	$138,397
(1) Prepaid assets includes prepaid assets—affiliates of $210 as of December 31, 2015. See Note 13 “Transactions with Affiliates” for further discussion.

SPARK ENERGY, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 and 2013
(in thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenues:
Retail revenues (1)	$356,659	$320,558	$316,776
Net asset optimization revenues (2)	1,494	2,318	314
Total Revenues	358,153	322,876	317,090
Operating Expenses:
Retail cost of revenues (3)	241,188	258,616	233,026
General and administrative (4)	61,682	45,880	35,020
Depreciation and amortization	25,378	22,221	16,215
Total Operating Expenses	328,248	326,717	284,261
Operating income (loss)	29,905	(3,841)	32,829
Other (expense)/income:
Interest expense	(2,280)	(1,578)	(1,714)
Interest and other income	324	263	353
Total other expenses	(1,956)	(1,315)	(1,361)
Income (loss) before income tax expense	27,949	(5,156)	31,468
Income tax expense (benefit)	1,974	(891)	56
Net income (loss)	$25,975	$(4,265)	$31,412
Less: Net income (loss) attributable to non-controlling interests	22,110	(4,211)	-
Net income (loss) attributable to Spark Energy, Inc. stockholders	$3,865	$(54)	$31,412
Other comprehensive income (loss):
Deferred gain from cash flow hedges	-	-	2,620
Reclassification of deferred loss from cash flow hedges into net income	-	-	(84)
Comprehensive income (loss)	$25,975	$(4,265)	$33,948

Net income (loss) attributable to Spark Energy, Inc. per common share
Basic	$1.26	$(0.02)
Diluted	$1.06	$(0.02)

Weighted average commons shares outstanding
Basic	3,064	3,000
Diluted	3,327	3,000
(1) Retail revenues includes retail revenues—affiliates of $0, $2,170 and $4,022 for the years ended December 31, 2015, 2014 and 2013, respectively.
(2) Net asset optimization revenues includes asset optimization revenues—affiliates of $1,101, $12,842 and $14,940 for the years ended December 31, 2015, 2014 and 2013, respectively, and asset optimization revenues—affiliates cost of revenues of $11,285, $30,910 and $15,928 for the years ended December 31, 2015, 2014 and 2013, respectively.

(3) Retail cost of revenues includes retail cost of revenues—affiliates of $17, $13 and $55 for the years December 31, 2015, 2014 and 2013, respectively.
(4) General and administrative includes general and administrative expense—affiliates of $0, less than $100 and less than $100 for the years ended December 31, 2015, 2014 and 2013, respectively.

SPARK ENERGY, INC.
COMBINED AND CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
 FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 and 2013
(in thousands)

	Member's Equity	Issued Shares of Class A Common Stock	Issued Shares of Class B Common Stock	Issued Shares of Preferred Stock	Class A Common Stock	Class B Common Stock	Accumulated Other Comprehensive Income	Additional Paid-In Capital	Retained Deficit	Total Stock-holders' Equity	Non-controlling Interest	Total Equity
Balance at 12/31/2012:	$63,838	-	-	-	$-	$-	$(2,536)	$-	$-	$-	$-	$61,302
Capital contributions from member	12,400	-	-	-	-	-	-	-	-	-	-	12,400
Distributions to member	(71,737)	-	-	-	-	-	-	-	-	-	-	(71,737)
Net income	31,412	-	-	-	-	-	-	-	-	-	-	31,412
Deferred gain from cash flow hedges	-	-	-	-	-	-	2,620	-	-	-	-	2,620
Reclassification of deferred loss from cash flow hedges into net income	-	-	-	-	-	-	(84)	-	-	-	-	(84)
Balance at 12/31/2013:	$35,913	-	-	-	$-	$-	$-	$-	$-	$-	$-	$35,913
Capital contributions from member and liabilities retained by affiliate	54,201	-	-	-	-	-	-	-	-	-	-	54,201
Distributions to member	(61,607)	-	-	-	-	-	-	-	-	-	-	(61,607)
Net loss prior to the IPO	(21)	-	-	-	-	-	-	-	-	-	-	(21)

Balance prior to Corporate Reorganization and the IPO:	28,486	-	-	-	-	-	-	-	-	-	-	28,486
Reorganization Transaction:
Issuance of Class B common stock	(28,486)	-	10,750	-	-	108	-	28,378	-	28,486	-	-
IPO Transactions:
IPO costs paid	-	-	-	-	-	-	-	(2,667)	-	(2,667)	-	(2,667)
Issuance of Class A Common Stock, net of underwriters discount	-	3,000	-	-	30	-	-	50,190	-	50,220	-	50,220
Distribution of IPO proceeds and payment of note payable to affiliate	-	-	-	-	-	-	-	(47,604)	-	(47,604)	-	(47,604)
Initial allocation of non-controlling interest of Spark Energy, Inc. effective on date of IPO	-	-	-	-	-	-	-	(22,232)	-	(22,232)	22,232	-
Tax benefit from tax receivable agreement	-	-	-	-	-	-	-	23,636	-	23,636	-	23,636
Liability due to tax receivable agreement	-	-	-	-	-	-	-	(20,915)	-	(20,915)	-	(20,915)
Balance at inception of public company (8/1/2014):	$-	3,000	10,750	-	$30	$108	$-	$8,786	$-	$8,924	$22,232	$31,156
Stock based compensation	-	-	-	-	-	-	-	510	-	510	-	510
Consolidated net loss subsequent to the IPO	-	-	-	-	-	-	-	-	(54)	(54)	(4,190)	(4,244)
Distributions paid to Class B non-controlling unit holders	-	-	-	-	-	-	-	-	-	-	(2,584)	(2,584)
Dividends paid to Class A common shareholders	-	-	-	-	-	-	-	-	(721)	(721)	-	(721)
Balance at 12/31/2014:	$-	3,000	10,750	-	$30	$108	$-	$9,296	$(775)	$8,659	$15,458	$24,117
Stock based compensation	-	-	-	-	-	-	-	2,165	-	2,165	-	2,165
Restricted stock unit vesting	-	119	-	-	1	-	-	186	-	187	-	187
Contribution from NuDevco	-	-	-	-	-	-	-	129	-	129	-	129
Consolidated net income	-	-	-	-	-	-	-	-	3,865	3,865	22,110	25,975
Beneficial conversion feature	-	-	-	-	-	-	-	789	-	789	-	789
Distributions paid to Class B non-controlling unit holders	-	-	-	-	-	-	-	-	-	-	(15,587)	(15,587)
Dividends paid to Class A common shareholders	-	-	-	-	-	-	-	-	(4,456)	(4,456)	-	(4,456
Balance at 12/31/2015:	$-	3,119	10,750	-	$31	$108	$-	$12,565	$(1,366)	$11,338	$21,981	$33,319

SPARK ENERGY, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013
(in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$25,975	$(4,265)	$31,412
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization expense	25,378	22,221	16,215
Deferred income taxes	1,340	(1,064)	-
Stock based compensation	3,181	858	-
Amortization and write off of deferred financing costs	412	631	678
Bad debt expense	7,908	10,164	3,101
Loss (gain) on derivatives, net	18,497	14,535	(6,567)
Current period cash settlements on derivatives, net	(23,948)	3,479	(1,040)
Other	(1,320)	-	-
Changes in assets and liabilities:
Decrease (increase) in restricted cash	707	(707)	-
Decrease (increase) in accounts receivable	7,876	(11,283)	6,338
(Increase) decrease in accounts receivable—affiliates	(608	5,563	13,369
Decrease (increase) in inventory	4,544	(3,711)	(599)
Increase in customer acquisition costs	(19,869)	(26,191)	(8,257)
Decrease (increase) in prepaid and other current assets	10,845	(6,905)	(1,917)
(Increase) decrease in other assets	(1,101)	(90)	144
Increase in customer relationships and trademarks	(2,776)	(1,545)	-
(Decrease) increase in accounts payable and accrued liabilities	(13,307)	1,449	(7,879)
Increase in accounts payable—affiliates	944	1,017	-
(Decrease) increase in other current liabilities	(645)	1,867	(518)
Decrease (increase) in other non-current liabilities	1,898	(149)	-
Net cash provided by operating activities	45,931	5,874	44,480

Cash flows from investing activities:
Acquisitions of CenStar and Oasis	(39,847)	-	-
Purchases of property and equipment	(1,766)	(3,040)	(1,481)
Contribution to equity method investment in eRex Spark	(330)	-	-
Net cash used in investing activities	(41,943)	(3,040)	(1,481)
Cash flows from financing activities:
Borrowings on notes payable	59,224	78,500	80,000
Payments on notes payable	(49,826)	(44,000)	(62,500)
Issuance of convertible subordinated notes to affiliate	7,075	-	-
Restricted stock vesting	(432)	-	-
Contributions from NuDevco	129	-	-
Deferred financing costs	-	(402)	(532)
Member contribution (distributions), net	-	(36,406)	(59,337)
Proceeds from issuance of Class A common stock	-	50,220	-
Distributions of proceeds from IPO to affiliate	-	(47,554)	-
Payment of note payable to NuDevco	-	(50)	-
IPO costs	-	(2,667)	-
Payment of distributions to Class B non-controlling unit holders	(15,587)	(2,584)	-
Payment of dividends to Class A common shareholders	(4,456)	(721)	-
Net cash used in financing activities	(3,873)	(5,664)	(42,369)
Increase (decrease) in cash and cash equivalents	115	(2,830)	630
Cash and cash equivalents—beginning of period	4,359	7,189	6,559
Cash and cash equivalents—end of period	$4,474	$4,359	$7,189
Supplemental Disclosure of Cash Flow Information:
Non cash items:
Issuance of Class B common stock	$-	$28,486	$-
Liabilities retained by affiliate	$-	$29,000	$-
Tax benefit from tax receivable agreement	$(64)	$23,636	$-

Liability due to tax receivable agreement	$(55)	$20,767	$-
Initial allocation of non-controlling interest	$-	$22,232	$-
Property and equipment purchase accrual	$45	$19	$-
CenStar Earnout accrual	$500	$-	$-
Cash paid during the period for:
Interest	$1,661	$860	$879
Taxes	$216	$85	$195

SPARK ENERGY, INC.
OPERATING SEGMENT RESULTS
FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 and 2013
(in millions, except per unit operating data)
(unaudited)

	Year Ended December 31,
	2015	2014	2013
Retail Natural Gas Segment
Total Revenues	$128.7	$146.5	$125.2
Retail Cost of Revenues	70.5	109.2	83.1
Less: Net Asset Optimization Revenues	1.5	2.3	0.3
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	3.3	(9.3)	(0.6)
Retail Gross Margin—Gas	$53.4	$44.3	$42.4
Volumes—Gas (MMBtu's)	14,786,681	15,724,708	16,598,751
Retail Gross Margin—Gas per MMBtu	$3.61	$2.82	$2.55
Retail Electricity Segment
Total Revenues	$229.5	$176.4	$191.9
Retail Cost of Revenues	170.7	149.5	149.9
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	(1.4)	(5.7)	2.7
Retail Gross Margin—Electricity	$60.2	$32.6	$39.3
Volumes—Electricity (MWh's)	2,075,479	1,526,652	1,829,657
Retail Gross Margin—Electricity per MWh	$29.03	$21.37	$21.48

Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
We define “Adjusted EBITDA” as EBITDA less (i) customer acquisition costs incurred in the current period, (ii) net gain (loss) on derivative instruments, and (iii) net current period cash settlements on derivative instruments, plus (iv) non-cash compensation expense and (v) other non-cash operating items. EBITDA is defined as net income (loss) before provision for income taxes, interest expense and depreciation and amortization. We deduct all current period customer acquisition costs (representing spending for organic customer acquisitions) in the Adjusted EBITDA calculation because such costs reflect a cash outlay in the year in which they are incurred, even though we capitalize such costs and amortize them over two years in accordance with our accounting policies. The deduction of current period customer acquisition costs is consistent with how we manage our business, but the comparability of Adjusted EBITDA between periods may be affected by varying levels of customer acquisition costs. For example, our Adjusted EBITDA is lower in years of customer growth reflecting larger customer acquisition spending. We do not deduct the cost of customer relationships (representing those customer acquisitions through acquisitions of business or portfolios of customers). We deduct our net gains (losses) on derivative instruments, excluding current period cash settlements, from the Adjusted EBITDA calculation in order to remove the non-cash impact of net gains and losses on derivative instruments. We also deduct non-cash compensation expense as a result of restricted stock units that are issued under our long-term incentive plan.
We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our liquidity and financial condition and results of operations and that Adjusted EBITDA is also useful to investors as a financial indicator of a company’s ability to incur and service debt, pay dividends and fund capital expenditures. Adjusted EBITDA is a supplemental financial measure that management and external users of our combined and consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following:

•	our operating performance as compared to other publicly traded companies in the retail energy industry, without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate earnings sufficient to support our proposed cash dividends; and

•	our ability to fund capital expenditures (including customer acquisition costs) and incur and service debt.
Retail Gross Margin
We define retail gross margin as operating income (loss) plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (i) net asset optimization revenues, (ii) net gains (losses) on non-trading derivative instruments, and (iii) net current period cash settlements on non-trading derivative instruments. Retail gross margin is included as a supplemental disclosure because it is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity business by removing the impacts of our asset optimization activities and net non-cash income (loss) impact of our economic hedging activities. As an indicator of our retail energy business’ operating performance, retail gross margin should not be considered an alternative to, or more meaningful than, operating income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP.
The GAAP measures most directly comparable to Adjusted EBITDA are net income (loss) and net cash provided by operating activities. The GAAP measure most directly comparable to Retail Gross Margin is operating income (loss). Our non-GAAP financial measures of Adjusted EBITDA and Retail Gross Margin should not be considered as alternatives to net income (loss), net cash provided by operating activities, or operating income (loss). Adjusted EBITDA and Retail Gross Margin are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider Adjusted EBITDA or Retail Gross Margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Retail Gross Margin exclude some, but not all, items that affect net income (loss) and net cash provided by operating activities, and are defined differently by different companies in our industry, our definition of Adjusted EBITDA and Retail Gross Margin may not be comparable to similarly titled measures of other companies.
Management compensates for the limitations of Adjusted EBITDA and Retail Gross Margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
The following tables present a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities for each of the periods indicated.

APPENDIX TABLES A-1 AND A-2
ADJUSTED EBITDA RECONCILIATIONS
(in thousands)
(unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2015	2014	2015	2014
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$25,975	$(4,265)	$3,132	$(11,394)
Depreciation and amortization	25,378	22,221	7,505	11,897
Interest expense	2,280	1,578	865	428
Income tax expense (benefit)	1,974	(891)	374	(1,668)
EBITDA	55,607	18,643	11,876	(737)
Less:
Net, Losses on derivative instruments	(18,497)	(14,535)	(12,379)	(14,797)
Net, Cash settlements on derivative instruments	20,547	(3,479)	7,660	3,773
Customer acquisition costs	19,869	26,191	2,144	5,825
Plus:
Non-cash compensation expense	3,181	858	1,807	496
Adjusted EBITDA	$36,869	$11,324	$16,258	$4,958

	Year Ended December 31,		Quarter Ended December 31,
	2015	2014	2015	2014
Reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities:
Net cash provided by operating activities	$45,931	$5,874	$6,256	$(6,091)
Amortization of deferred financing costs	(412)	(631)	(117)	(51)
Allowance for doubtful accounts and bad debt expense	(7,908)	(10,164)	(1,826)	(6,191)
Interest expense	2,280	1,578	865	428
Income tax expense (benefit)	1,974	(891)	375	(1,668)
Changes in operating working capital
Accounts receivable, prepaids, current assets	(18,820)	13,332	10,640	24,725
Inventory	4,544	3,711	7,522	(1,627)
Accounts payable and accrued liabilities	13,008	(2,466)	(753)	(7,505)
Other	(3,728)	981	(6,704)	2,938
Adjusted EBITDA	$36,869	$11,324	$16,258	$4,958
Cash Flow Data:
Cash flows provided by (used in) operating activity	$45,931	$5,874	$6,256	$(6,091)
Cash flows (used in) provided by investing activity	$(41,943)	$(3,040)	$876	$(826)
Cash flows (used in) provided by financing activity	$(3,873)	$(5,664)	$(10,013)	$8,793

The following table presents a reconciliation of Retail Gross Margin to operating income (loss) for each of the periods indicated.
APPENDIX TABLE A-3
RETAIL GROSS MARGIN RECONCILIATION
(in thousands)
(unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2015	2014	2015	2014
Reconciliation of Retail Gross Margin to Operating Income (Loss):
Operating income (loss)	$29,905	$(3,841)	$4,374	$(12,786)
Depreciation and amortization	25,378	22,221	7,505	11,897
General and administrative	61,682	45,880	17,773	17,386
Less:
Net asset optimization revenues	1,494	2,318	177	637
Net, Losses on non-trading derivative instruments	(18,423)	(8,713)	(12,547)	(14,560)
Net, Cash settlements on non-trading derivative instruments	20,279	(6,289)	7,636	3,670
Retail Gross Margin	$113,615	$76,944	$34,386	$26,750

Contact: Spark Energy, Inc.

Investors:
Andy Davis, 832-200-3727

Media:
Jenn Korell, 281-833-4151